Exhibit 99.2

***Text Omitted and Filed Separately with the Securities and Exchange Commission.

Confidential Treatment Requested Under

17 C.F.R. Sections 200.80(b)(4) and 240.24b-2

To:	Horizon Pharma AG

Kägenstrasse 17

CH-4153 Reinach

Switzerland

Mundipharma Medical Company

Mundipharma House, 5th Floor

14 Par-la-Ville Road

PO Box HM 2332

Hamilton, HM JX

Bermuda

06 October 2011

Dear Sirs

Exclusive Distribution Agreement, dated March 24, 2009 (the “EDA”), by and between Horizon Pharma AG (previously Nitec Pharma AG) (“Horizon”) and Mundipharma International Corporation Limited (“Mundipharma”); the Manufacturing and Supply Agreement dated March 24, 2009 (the “MSA”), by and between Horizon and Mundipharma Medical Company (“MMCo”) and the Letter Agreement dated 2nd March 2011 by and between Horizon, Mundipharma and MMCo (“First Letter Agreement”).

In order to clarify certain of the parties’ rights and obligations under the EDA, MSA and Letter Agreement, and to ensure the supply of Product for Mundipharma’s forthcoming study into the treatment of Polymyalgia Rheumatica (“PMR Study”) pursuant to the EDA and the First Letter Agreement, Horizon, Mundipharma and MMCo, intending to be legally bound, agree as set forth below. Capitalized terms used but not otherwise defined in this letter agreement shall have the meanings provided in the EDA.

PMR Study.

Horizon shall supply Product in accordance with the specification in Appendix 1 to Mundipharma as requested so that Mundipharma may initiate the PMR Study. Mundipharma’s requirement to initiate dosing of first patient in the PMR Study as set out in the First Letter Agreement between the parties shall be amended to “prior to [...***...]” to accommodate Horizon’s input into the PMR Study design and request for additional study sites.

Except as expressly amended and supplemented by this letter, the EDA, MSA and First Letter Agreement shall remain in full force and effect in accordance with their respective terms. Please note your acceptance of the terms of this letter agreement by signing below. This letter agreement may be signed in counterparts, each of which shall be deemed an original, all of which taken together shall be deemed one instrument.

*** Confidential Treatment Requested

Yours faithfully

Mundipharma International Corporation Limited

By:	/s/ Douglas Docherty
Name:	Douglas Docherty
Title:	General Manager

Agreed to and accepted as of the date first set forth above:

Horizon Pharma AG		Horizon Pharma AG

By:	/s/ Timothy P. Walbert	By:	/s/ Hans-Peter Zobel
Name:	Timothy P. Walbert	Name:	Hans-Peter Zobel
Title:	Managing Director	Title:	Managing Director

Mundipharma Medical Company

By:	/s/ Douglas Docherty
Name:	Douglas Docherty
Title:	General Manager

APPENDIX 1

[...***...]

*** Confidential Treatment Requested